UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2006

SNRG CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-33193

(Commission File Number)

88-0435904

(IRS Employer Identification No.)

14300 Northsight Boulevard, Suite 227, Scottsdale, Arizona 85260

(Address of principal executive offices and Zip Code)

480.991.2040

Registrant's telephone number, including area code

2401 Fountain View Drive, Houston, Texas 77070

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 29, 2006, we appointed Carl Buccellato and Doug Blackman to our board of directors.

Carl Buccellato of Hollywood, FL is a retired senior executive with thirty years of experience in marketing and upper management. Carl has extensive experience in public company governance including co-founding of Ellie Mae, Inc. (www.elliemae.com) in 1997 and continuing to serve as a member of the board of directors to the present time. Carl is a successful entrepreneur having founded three start-up companies, developed the businesses to maximize value, sold two and took the third company public. Mr. Buccellato also co-founded, developed and served as Chairman, President and CEO of Homeowners Group, the largest Member Association in the Real Estate

Industry with 27,000 realty firms and 247,000 sales agents who were collectively responsible for one in every four resale homes sold in America. Carl also created an innovative insurance product that gained number one market status and served as CEO of the multi national company marketing the product. Carl founded and served as President and CEO of two offshore captive insurance companies, and a publicly traded UK marketing firm.

Doug Blackman, of Vancouver British Columbia, has over 20 years experience serving the oil and gas industry in legal and business capacities. This experience includes senior positions and/or consulting services with Esso Canada resources, Suncor Inc. and BP Resources Canada. Doug has been responsible at a senior level for oil and gas lease and contract negotiation and administration. Doug has also been involved in the industry internationally including negotiating contracts with the Japanese (LPG Contracts) and with the Koreans (Coal contracts) and negotiating oil and gas leases and offshore agreements in New Zealand.

Exhibit 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1	News Release dated March 29, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNRG CORPORATION

By: /s/ D. Elroy Fimrite

D. Elroy Fimrite

President and Chief Executive Officer

Date: March 29, 2006